As filed with the Securities and Exchange Commission on January 8, 2009
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MVP Network, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	94-1713830
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

MVP Network, Inc.
110 N. Jefferson Avenue
St. Louis, Missouri       63103
(Address of principal executive offices)  (Zip code)

CONSULTING AGREEMENT FOR NORMAN ALVIS
(Full title of plan)

Paul A. Schneider
MVP Network, Inc
110 N. Jefferson Avenue
St. Louis, Missouri  63103
(Name and address of agent for service)

(314) 241-0070
(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

Copy to:

Robert N. Wilkinson, Esq.
Anderson Call & Wilkinson, P.C.
60 East South Temple, Suite 1200
Salt Lake City, UT 84111
(801) 533-9645

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered(1)	Per Share (2)	Offering Price	Registration Fee

Common Stock ($0.001 Par Value)	1,000,000	$0.05	$50,000	$1.97

(1) Represents 1,000,000 shares of Common Stock to be issued to Norman Alvis as compensation for services rendered

(2) Estimated solely for the purpose of determining the amount of registration fees and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to the consultant and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

No Restrictions on Transfer. Upon issuance, the shares will be deemed “earned” pursuant to the terms of Consulting Agreement, the consultant will become the record and beneficial owner of the shares of common stock upon issuance and delivery and is entitled to all of the rights of ownership.

Restrictions on Resales. The consultant is not believed presently to be an “affiliate” of the registrant; however, if the consultant becomes an “affiliate” at any time that he owns securities that are registered hereunder, resale by that person must also be made in compliance with applicable provisions of Rule 144.

The form of written consulting agreement (the “Consulting Agreement”) is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to the consultant and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Upon written or oral request, MVP Network, Inc (“MVP” or the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. MVP will also provide, without charge, upon written or oral request, other documents required to be delivered to eligible plan participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the following address:

Paul A. Schneider
MVP Network, Inc.
110 N. Jefferson Avenue
St. Louis, Missouri 63103

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by MVP Network, Inc., a Nevada corporation (the "Company"), are incorporated herein by reference:

(a)	The Company's latest Annual Report on Form 10-KSB/A for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on August 11, 2008;

(b)	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2007;

(c)	The description of the Company's common stock contained in its Form 10 filed with the Commission, including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or other report or document that is not deemed filed under such provisions.  For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to by reference.  Requests should be addressed to: Paul A. Schneider, 110 N. Jefferson Avenue St. Louis, Missouri 63103.  Our telephone number is (314) 241-0070.

The public may read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling 1-(800)-SEC-0330.  The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

Item 4. Description of Securities:

Not Applicable

Item 5. Interests of Named Experts and Counsel:

None

Item 6. Indemnification for Directors and Officers:

Under Nevada Law, indemnification of officers and directors is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Article 7 of MVP’s bylaws provide that MVP shall, to the full extent permitted by applicable provisions of Nevada law as the same presently exists or may hereafter be amended, indemnify each of its agents (as defined below) against expenses judgments, fines settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that any such person is or was an agent of MVP.  The expenses of officers and directors incurred in defending a criminal or civil action, suit or proceeding shall be paid by MVP as they are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by MVP. The provisions of the immediately preceding sentence shall not affect any rights to advancements of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.  For purpose of this section, an “agent” of MVP includes any person who is or was a director, officer, employee or other agent of MVP, or who is or was serving at the request of MVP as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  In the event that applicable law shall hereafter permit or authorize indemnification by the corporation of agents for any reason or purpose or in any manner not otherwise provided for in this bylaw, then such agents shall be entitled to such indemnification by making written demand therefore upon MVP, it being the intention of this bylaw at all times to provide the most comprehensive indemnification coverage to MVP’s agents as may or hereafter be permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed:

Not Applicable

1tem 8. Exhibits:

The exhibits to this registration statement are listed in the index to Exhibits on Page 8.

Item 9. Undertakings:

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-described provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, Missouri, on January 8, 2009.

MVP Network, Inc.

By:	/s/ Paul A. Schneider
Paul A. Schneider
President and CEO

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Paul A. Schneider	Director and Chief Executive Officer	January 8, 2009
Paul A. Schneider	(Principal Executive Officer)

/s/ Timothy R. Smith	Director and Chief Financial Officer	January 8, 2009
Timothy R. Smith	and Principal Accounting Officer

/s/ Debbra Schneider	Director	January 8, 2009
Debbra Schneider

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.
10.1	Consulting Agreement for Norm Alvis
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (Included as part of Exhibit 5.1)